As filed with the Securities and Exchange Commission on January 10, 2020

Registration No. 333-227302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CAROLINA TRUST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	6022	81-2019652
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

901 East Main Street

Lincolnton, North Carolina 28092

(704) 735-1104

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerold L. Rexroad

President and Chief Executive Officer

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

(843) 723-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to a Registration Statement on Form S-4 (File No. 333-227302) Carolina Trust BancShares, Inc., a North Carolina corporation (the “Registrant”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 12, 2018, as amended by Amendment No. 1 to the Registration Statement filed with the SEC on October 24, 2018, and declared effective by the SEC on October 26, 2018 (the “Registration Statement”), the Registrant registered the issuance of up to 2,124,252 shares of its common stock, $2.50 par value per share (the “Common Stock”), to the shareholders of Clover Community Bankshares, Inc. (“Clover”) upon the effectiveness of a merger of Clover with and into the Registrant (the “Previous Merger”). The Previous Merger was effective on January 1, 2019 and, pursuant to the terms of the Agreement and Plan of Merger and Reorganization by and between the Registrant and Clover, dated as of June 14, 2018, the Registrant issued 2,123,858 shares of Common Stock to the former shareholders of Clover in exchange for their shares of common stock in Clover.

On December 31, 2019, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of July 15, 2019, by and between the Registrant and Carolina Financial Corporation, a Delaware corporation (“Carolina Financial”), the Registrant merged with and into Carolina Financial (the “Merger”), with Carolina Financial continuing as the surviving corporation, and as successor in interest to the Registrant.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement will have been terminated. Therefore, in accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to deregister the 394 shares of Common Stock that were registered but unsold under the Registration Statement

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on January 10, 2020. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Carolina Financial Corporation, a Delaware corporation As successor by merger to Carolina Trust BancShares, Inc., a North Carolina corporation

/s/ William A. Gehman, III
William A. Gehman, III
Executive Vice President and Chief Financial Officer